Exhibit 99.1

Media Release

Basel, 2 March 2015
ROCHE EXTENDS TENDER OFFER FOR FMI

Roche (SIX: RO, ROG; OTCQX: RHHBY) today announced that it has extended the expiration of its tender offer to purchase up to 15,604,288 of the outstanding common shares of Foundation Medicine, Inc. (NASDAQ: FMI), at a price of $50.00 per share in cash, to 12:00 midnight, New York City time, at the end of the day on Monday, April 6, 2015. All other terms and conditions of the tender offer remain unchanged.

As of March 1, 2015, approximately 7,739,202 common shares of FMI (none of which were tendered by notice of guaranteed delivery) had been tendered and not withdrawn pursuant to the tender offer.

Subject to satisfaction or waiver of the remaining conditions to the tender offer (including receipt at the special meeting, currently scheduled for April 2, 2015, of the required approval of FMI’s stockholders), Roche does not currently anticipate a further extension to the tender offer.

About Roche

Headquartered in Basel, Switzerland, Roche is a leader in research-focused healthcare with combined strengths in pharmaceuticals and diagnostics. Roche is the world’s largest biotech company, with truly differentiated medicines in oncology, immunology, infectious diseases, ophthalmology and neuroscience. Roche is also the world leader in in vitro diagnostics and tissue-based cancer diagnostics, and a frontrunner in diabetes management. Roche’s personalised healthcare strategy aims at providing medicines and diagnostics that enable tangible improvements in the health, quality of life and survival of patients. Founded in 1896, Roche has been making important contributions to global health for more than a century. Twenty-four medicines developed by Roche are included in the World Health Organisation Model Lists of Essential Medicines, among them life-saving antibiotics, antimalarials and chemotherapy.

In 2014 the Roche Group employed 88,500 people worldwide, invested 8.9 billion Swiss francs in R&D and posted sales of 47.5 billion Swiss francs. Genentech, in the United States, is a wholly owned member of the Roche Group. Roche is the majority shareholder in Chugai Pharmaceutical, Japan. For more information, please visit www.roche.com.

All trademarks used or mentioned in this release are protected by law.

Forward-Looking Statements

SOME OF THE STATEMENTS CONTAINED IN THIS ANNOUNCEMENT ARE FORWARD-LOOKING STATEMENTS, INCLUDING STATEMENTS REGARDING THE EXPECTED CONSUMMATION OF THE OFFER, WHICH INVOLVES A NUMBER OF RISKS AND UNCERTAINTIES, INCLUDING THE SATISFACTION OF CLOSING CONDITIONS FOR THE OFFER, SUCH AS REGULATORY APPROVAL FOR THE TRANSACTION, THE TENDER OF SHARES OF FOUNDATION MEDICINE COMMON STOCK THAT, WHEN ADDED TO THE SHARES ALREADY OWNED BY ROCHE AND ITS AFFILIATES AND THE 5,000,000 SHARES THAT ROCHE WILL ACQUIRE DIRECTLY FROM FOUNDATION MEDICINE, REPRESENTS AT LEAST 52.4% OF THE OUTSTANDING SHARES OF FOUNDATION MEDICINE ON A FULLY DILUTED BASIS, THE POSSIBILITY THAT THE TRANSACTION WILL NOT BE COMPLETED AND OTHER RISKS AND UNCERTAINTIES DISCUSSED IN FOUNDATION MEDICINE’S PUBLIC FILINGS WITH THE SEC UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), INCLUDING THE “RISK FACTORS” SECTIONS OF FOUNDATION MEDICINE’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2013 AND SUBSEQUENT QUARTERLY REPORTS ON FORM 10-Q, AS WELL AS THE TENDER OFFER DOCUMENTS FILED BY ROCHE AND THE SOLICITATION/RECOMMENDATION FILED BY FOUNDATION MEDICINE. THESE STATEMENTS ARE BASED ON CURRENT EXPECTATIONS, ASSUMPTIONS, ESTIMATES AND PROJECTIONS, AND INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE RESULTS, LEVELS OF ACTIVITY, PERFORMANCE OR ACHIEVEMENTS TO BE MATERIALLY DIFFERENT FROM ANY FUTURE STATEMENTS. THESE STATEMENTS ARE GENERALLY IDENTIFIED BY WORDS OR PHRASES SUCH AS “BELIEVE”, “ANTICIPATE”, “EXPECT”, “INTEND”, “PLAN”, “WILL”, “MAY”, “SHOULD”, “ESTIMATE”, “PREDICT”, “POTENTIAL”, “CONTINUE” OR THE NEGATIVE OF SUCH TERMS OR OTHER SIMILAR EXPRESSIONS. IF UNDERLYING ASSUMPTIONS PROVE INACCURATE OR UNKNOWN RISKS OR UNCERTAINTIES MATERIALIZE, ACTUAL RESULTS AND THE TIMING OF EVENTS MAY DIFFER MATERIALLY FROM THE RESULTS AND/OR TIMING DISCUSSED IN THE FORWARD-LOOKING STATEMENTS, AND YOU SHOULD NOT PLACE UNDUE RELIANCE ON THESE STATEMENTS. ROCHE AND FOUNDATION MEDICINE DISCLAIM ANY INTENT OR OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS AS A RESULT OF DEVELOPMENTS OCCURRING AFTER THE PERIOD COVERED BY THIS REPORT OR OTHERWISE.

Important Information for Investors and Security Holders

THIS COMMUNICATION IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE EITHER AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL ANY SHARES OF THE COMMON STOCK OF FOUNDATION MEDICINE OR ANY OTHER SECURITIES. ROCHE, HAS FILED A TENDER OFFER STATEMENT ON SCHEDULE TO, INCLUDING AN OFFER TO PURCHASE, A LETTER OF TRANSMITTAL AND RELATED MATERIALS, WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), AND FOUNDATION MEDICINE HAS FILED A SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WITH THE SEC. THE OFFER TO PURCHASE SHARES OF FOUNDATION MEDICINE COMMON STOCK IS ONLY BEING MADE PURSUANT TO THE OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND RELATED MATERIALS FILED WITH THE SEC BY ROCHE AS A PART OF ITS SCHEDULE TO. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT REGARDING THE OFFER, AS THEY MAY BE AMENDED FROM TIME TO TIME, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE OFFER, INCLUDING ITS TERMS AND CONDITIONS, AND SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. INVESTORS AND SECURITY HOLDERS MAY OBTAIN FREE COPIES OF THESE STATEMENTS AND OTHER MATERIALS FILED WITH THE SEC AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV, OR BY DIRECTING REQUESTS FOR THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 TO FOUNDATION MEDICINE INVESTOR RELATIONS DEPARTMENT, TELEPHONE NUMBER (617) 418-2283, EMAIL ADDRESS IR@FOUNDATIONMEDICINE.COM OR FROM FOUNDATION MEDICINE’S WEBSITE, HTTP://INVESTORS.FOUNDATIONMEDICINE.COM/SEC.CFM OR THE OFFER TO PURCHASE AND THE OTHER RELATED MATERIALS TO THE INFORMATION AGENT FOR THE TENDER  OFFER, MACKENZIE PARTNERS, INC., TOLL-FREE AT (800) 322-2885 (PLEASE CALL (212) 929-5500 (COLLECT) IF YOU ARE LOCATED OUTSIDE THE U.S. OR CANADA) OR VIA EMAIL AT TENDEROFFER@MACKENZIEPARTNERS.COM.

Roche Group Media Relations
Phone: +41 -61 688 8888 / e-mail: roche.mediarelations@roche.com
- Nicolas Dunant (Head)
- Ulrike Engels-Lange
- Štěpán Kráčala
- Claudia Schmitt
- Nina Schwab-Hautzinger

Foundation Medicine Media Relations
Phone:  (617) 418-2283 / website:  http://investors.foundationmedicine.com/sec.cfm